UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2012

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400 Arlington, Virginia	22209-2307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 412-5960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Amendment and Restatement of the Alliant Techsystems Inc. 2005 Incentive Plan

On August 7, 2012, the stockholders of Alliant Techsystems Inc. (“ATK”) approved the amendment and restatement of the Alliant Techsystems Inc. 2005 Stock Incentive Plan (the “Plan”).  The Plan provides for the grant of stock-based awards to employees, officers and non-employee directors of ATK as determined by the Personnel and Compensation Committee (the “Committee”) of ATK’s Board of Directors.  The Plan permits the granting of performance awards, stock options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalents, stock awards and other stock-based awards.  The amendments provide for:

•                  an increase in the total number of shares authorized for awards under the Plan from 2,382,360 to 3,982,360;

•                  the addition of a fungible share-counting provision, under which “full-value awards” (i.e., awards other than stock options and stock appreciation rights) will be counted against the reserve of shares available for issuance under the Plan as 2.38 shares for every one share actually issued in connection with the award;

•                  clarification, consistent with ATK’s current practice, that the Plan does not have “liberal share counting” provisions with respect to stock appreciation rights and stock options (i.e., the total number of shares for which the award is exercised will be counted against the reserve of shares available for issuance under the Plan, not the net number of shares actually issued upon exercise);

•                  the addition of a provision stating that all awards granted under the Plan are subject to ATK’s clawback and recoupment policies;

•                  clarification that dividend equivalents shall not be granted with respect to stock options and stock appreciation rights, and that dividend equivalents granted with respect to performance awards shall not be distributed during the performance period or to the extent that any such performance award is otherwise unearned;

•                  an addition to the list of performance goals that the Committee may select from in establishing incentives for performance awards, and an addition to the list of events (also called adjustment factors) that the Committee may specify as having no positive or negative impact on the calculation of the achievement of performance goals;

•                  clarification of the time period for establishing performance goals in compliance with Section 162(m) of the Internal Revenue Code in the event of a hiring or promotion of a new officer who may be subject to Section 162(m);

•                  elimination of stock awards (awards of stock without any restrictions attached to them and which only may be granted to pay annual bonuses in lieu of cash bonuses) as a type of award that may be granted under the Plan; and

•                  other clarifying, conforming and minor technical changes to the Plan.

This description of the Plan is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached to this report as Exhibit 10.1 and is hereby incorporated by reference.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

ATK held its Annual Meeting of Stockholders on August 7, 2012.  The stockholders voted upon the following proposals: (1) election of 10 directors, (2) advisory vote to approve executive compensation, (3) approval of an amendment and restatement of the Alliant Techsystems Inc. 2005 Stock Incentive Plan, and (4) ratification of the appointment of Deloitte & Touche LLP as ATK’s independent registered public accounting firm for the fiscal year ending March 31, 2013.  The final voting results are set forth below.

Proposal 1:  Election of Directors.  The 10 nominees for election to the Board of Directors were elected to serve until the 2013 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, based upon the following votes:

	For	Withheld	Broker Non-Votes
Roxanne J. Decyk	23,881,951	5,135,383	2,035,535

Mark W. DeYoung	23,962,163	5,055,171	2,035,535

Martin C. Faga	23,895,407	5,121,927	2,035,535

Ronald R. Fogleman	23,981,356	5,035,978	2,035,535

April H. Foley	23,995,426	5,021,908	2,035,535

Tig H. Krekel	23,929,926	5,087,408	2,035,535

Douglas L. Maine	23,936,843	5,080,491	2,035,535

Roman Martinez IV	23,974,134	5,043,200	2,035,535

Mark H. Ronald	23,981,480	5,035,854	2,035,535

William G. Van Dyke	23,915,946	5,101,388	2,035,535

Proposal 2:  Advisory Vote to Approve Executive Compensation. The compensation of ATK’s “named executive officers,” as disclosed in ATK’s proxy statement dated June 21, 2012, was approved, on an advisory basis, based upon the following votes:

For	Against	Abstain	Broker Non-Votes
21,729,402	7,071,380	216,552	2,035,535

Proposal 3:  Approval of an Amendment and Restatement of the Alliant Techsystems Inc. 2005 Stock Incentive Plan.  The amendment and restatement of the Alliant Techsystems Inc. 2005 Stock Incentive Plan was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
21,360,986	7,458,608	197,740	2,035,535

Proposal 4:  Ratification of Appointment of Independent Registered Accounting Firm.  The proposal to ratify the appointment of Deloitte & Touche LLP as ATK’s independent registered public accounting firm for the fiscal year ending March 31, 2013 was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
30,365,344	521,718	165,807	—

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Alliant Techsystems Inc. 2005 Stock Incentive Plan (As Amended and Restated Effective August 7, 2012).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

Date: August 7, 2012	By:	/s/ Deborah Moeschl
Deborah Moeschl Vice President and General Counsel